EXHIBIT 99.1

WORLD AIR HOLDINGS ACQUIRES NORTH AMERICAN AIRLINES

Acquisition to be Accretive for 2005
Adds Total of Eight 767 and 757 Aircraft and Premier Customer Base

PEACHTREE CITY, Ga. (April 27, 2005) –World Air Holdings, Inc. (NASDAQ: WLDA) today announced the acquisition of North American Airlines, Inc., a privately held airline based in Jamaica, N.Y., for $35 million in cash.

North American generated more than $200 million in revenues in 2004 and has been consistently profitable since its inception. The company has no long-term debt and its fleet of eight leased aircraft have an average age of less than seven years.

“The inclusion of North American under the umbrella of World Air Holdings diversifies our revenue mix, strengthens our customer base and builds our reputation and leadership as a premier provider of charter airline services,” said Randy Martinez, chief executive officer of World Air Holdings. “North American greatly expands our product mix in the military and commercial charter market, with its three Boeing 767 and five Boeing 757 passenger aircraft, and complements the service provided by World Airways with larger wide-body aircraft. North American provides immediate access to a fleet of mid-size aircraft, enhancing our flexibility and increasing our ability to profitably expand service in commercial markets.

“As we reviewed potential strategic options, it was clear there was no better option for World Air Holdings than the acquisition of North American Airlines,” Martinez said. “We’ve known and teamed with North American for a number of years in our Air Mobility Command (AMC) business, and the company has built an outstanding reputation.”

In addition to being the first to provide 767 service to the AMC, North American is the charter operator for Club Med travel out of New York and operated the Bush-Cheney campaign aircraft in 2000.

“The North American aircraft are popular with a variety of customers, including tour operators, which supports our corporate goal of diversifying our revenue sources,” Martinez said. “North American’s twin-engine jets are approved for extended over-water operations (ETOPS), which World Air Holdings now can include in its international service options.”

World Airways and North American will be managed independently under their respective operating certificates. North American will maintain its operational headquarters at John F.

Kennedy International Airport in New York, with World Airways and World Air Holdings continuing to be based in Peachtree City.

The acquisition is expected to generate a variety of synergies at both North American Airlines and the holding company levels, and is expected to be accretive to the company's earning in 2005.

World’s fleet consists of 16 wide-body MD-11 and DC-10 passenger and cargo aircraft, and North American operates three Boeing 767-300ER passenger aircraft and five Boeing 757-200ER passenger aircraft. World Airways will add another MD-11F cargo aircraft to its fleet in May.

With this acquisition, World Air Holdings, Inc., formed in January 2005, now owns World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Air Holdings now encompasses 2,000 employees providing military and commercial customers in all parts of the world with passenger and cargo service. Both World Airways and North American are major carriers of U.S. military personnel for the AMC.

INVESTOR CONFERENCE CALL AND WEBCAST
April 28, 2005, at 9A.M. EDT
Phone: 800-298-3006

A conference call for investors will begin at 9 a.m. EDT on Thursday, April 28, 2005. Investors and media can access the conference by calling 800-298-3006 prior to the 9 a.m. start time. The investor call will be available live via the World Wide Web at http://www.worldairways.com/investor. The online replay will be available until May 12, 2005, at the same site shortly after the Web cast is complete. The broadcast also will be available at http://www.streetevents.com/.

About World Airways

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, major international freight forwarders and international leisure tour operators. Founded in 1948, World has 1,400 employees and operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

About North American Airlines

North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on “niche” markets, where high product quality and excellent passenger service provides value to its customers. Founded in 1989, North American has 600 employees and operates a fleet of eight passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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